JOHN HANCOCK CAPITAL SERIES

Abolition of

Class R1 Shares

of Beneficial Interest of

John Hancock U.S. Global Leaders Growth Fund,

a Series of John Hancock Capital Series

and

Amendment of Section 5.11

of the Amended and Restated Declaration of Trust

WHEREAS, all outstanding Class R1 Shares of John Hancock U.S. Global Leaders Growth Fund (the “Fund”) previously were converted into another class of shares of such Fund;

WHEREAS, no Class R1 Shares of the Fund remain outstanding; and

WHEREAS, there is no intention to issue any additional Class R1 Shares of the Fund.

NOW THEREFORE, the undersigned, being a majority of the Trustees of John Hancock Capital Series, a Massachusetts business trust (the "Trust"), acting pursuant to: (a) Section 5.11(c )(viii) of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the Class R1 Shares of the Fund effective as of March 12, 2010, and in connection therewith do hereby extinguish any and all rights and preferences of Class R1 Shares of the Fund as set forth in the Declaration of Trust and any other instrument; and (b) Section 8.3(b) of the Declaration of Trust, do hereby amend Section 5.11 thereof, effective as of March 12, 2010, as follows:

1.      Section 5.11(a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series:  John Hancock Classic Value Fund, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class R1 Shares, Class R3 Shares, Class R4 Shares, and Class R5 Shares; and John Hancock U.S. Global Leaders Growth Fund, which consists of Class A Shares, Class B Shares, Class C Shares, and Class I Shares (the “Existing Series”).

IN WITNESS WHEREOF, the undersigned have executed this instrument on the 12th day of March, 2010.

/s/James R. Boyle James R. Boyle	/s/Patti McGill Peterson Patti McGill Peterson
/s/James F. Carlin James F. Carlin	/s/John A. Moore John A. Moore
/s/William H. Cunningham William H. Cunningham	/s/Steven R. Pruchansky Steven R. Pruchansky
/s/Deborah C. Jackson Deborah C. Jackson	/s/Gregory A. Russo Gregory A. Russo
/s/Charles L. Ladner Charles L. Ladner	/s/John G. Vrysen John G. Vrysen
/s/Stanley Martin Stanley Martin

The Declaration of Trust dated March 8, 2005, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.

W:\JOHN HANCOCK FUNDS\Capital Series\1Declaration of Trust\Abolish\2010_03_12 JHF_Abolish Class R1_US Global Leaders Growth v2.doc